EXHIBIT ITEM 23(l)

                               Purchase Agreement

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                                INVESTMENT LETTER

               SELIGMAN COMMUNICATIONS AND INFORMATION FUND, INC.


Seligman Communications and Information Fund, Inc. (the "Fund"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases such number of Class I shares (the "Shares") of Capital Stock (par value $.10) of the Fund corresponding to a $1,000.00 investment, at a price per share equivalent to the net asset value of one Class A share of the Fund as of the close of business on November 30, 2001 (the "Purchase Date"). The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $1,000.00 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.


IN WITNESS WHEREOF, the parties have executed this agreement as of the Purchase Date.


                                    SELIGMAN COMMUNICATIONS AND
                                    INFORMATION FUND, INC.


                                    By: /s/ Lawrence P. Vogel
                                        ---------------------------------------
                                    Name:   Lawrence P. Vogel
                                    Title:  Vice President


                                    SELIGMAN ADVISORS, INC.


                                    By: /s/ Stephen J. Hodgdon
                                        ---------------------------------------
                                    Name:   Stephen J. Hodgdon
                                    Title:  President